PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated November 12, 2019)	Registration No. 333-234388

Rise Gold Corp.

9,590,381 Shares of Common Stock

This prospectus supplement supplements the prospectus dated November 12, 2019 (the "Prospectus") of Rise Gold Corp. (the "Company"), which is part of a registration statement on Form S-1 (File No. 333-234388) filed with the United States Securities and Exchange Commission relating to the resale of securities by the selling stockholders as described therein.

The Prospectus relates to the resale or other disposition from time to time by certain selling stockholders, as further described in the Prospectus, of up to an aggregate of 9,590,381 post-consolidation shares of common stock (the "Shares") of the Company and the Shares acquirable upon exercise of common stock purchase warrants of the Company that were issued by the Company to such selling stockholders in private transactions.

This prospectus supplement is being provided to disclose that:

  the July 2019 Warrants were amended on June 18, 2022 to extend their expiration date from July 3, 2022 to July 3, 2024; provided, however, that if, during the unexpired term of the warrants, but after the original expiration date of the warrants has passed, the closing price of the Company's shares of common stock on the Canadian Securities Exchange ("CSE") equals or exceeds CAD$1.50 for any 10 consecutive trading days, the Company will accelerate the expiry time of the warrants by giving written notice to the holder that the warrants will expire 30 days from the date of providing such notice.

  the August 2019 Warrants were amended on June 18, 2022 to extend their expiration date from August 19, 2022 to August 19, 2024; provided, however, that if, during the unexpired term of the warrants, but after the original expiration date of the warrants has passed, the closing price of the Company's shares of common stock on the Canadian Securities Exchange ("CSE") equals or exceeds CAD$1.50 for any 10 consecutive trading days, the Company will accelerate the expiry time of the warrants by giving written notice to the holder that the warrants will expire 30 days from the date of providing such notice.

  the September 2019 Warrants were amended on June 18, 2022 to extend their expiration date from September 9, 2022 to September 9, 2024; provided, however, that if, during the unexpired term of the warrants, but after the original expiration date of the warrants has passed, the closing price of the Company's shares of common stock on the Canadian Securities Exchange ("CSE") equals or exceeds CAD$1.50 for any 10 consecutive trading days, the Company will accelerate the expiry time of the warrants by giving written notice to the holder that the warrants will expire 30 days from the date of providing such notice.

This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified by reference to the Prospectus, as supplemented to date, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus with respect to the securities described above, including any amendments or supplements thereto.

Investing in the Shares involves a high degree of risk. See "Risk Factors" beginning on page 6 of the Prospectus and in our most recent filings made with the Commission that have been incorporated by reference in the Prospectus as amended or supplemented to date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 28, 2022